Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION APPOINTS PETRA DANIELSOHN-WEIL, PhD, TO BOARD OF DIRECTORS

ELYRIA, Ohio - May 17, 2018 - Invacare Corporation (NYSE: IVC) today announced the appointment of Petra Danielsohn-Weil, PhD, to its Board of Directors, effective May 17, 2018. From 2014 until her retirement in August 2017, Ms. Danielsohn-Weil was the Regional President for Pfizer Essential Health - Europe, a leader in non-viral anti-infectives, biosimilars and sterile injectable medicines and a unit of Pfizer Inc. (NYSE:PFE), a research-based, global biopharmaceutical company.

With more than 30 years of experience in the medical and pharmaceutical fields in Europe, Ms. Danielsohn-Weil offers deep industry and international expertise. After the Board’s extensive search conducted by an internationally recognized executive search firm, Ms. Danielsohn-Weil was unanimously appointed by the current members of the Board. Her appointment brings the number of Invacare directors to a total of eight, seven of whom are considered independent directors.

“We are pleased to welcome Petra to the Invacare Board of Directors. Petra has a wealth of experience in the European market in commercial development, business integration, R&D, sales, digital marketing, and implementing long-term strategic plans in a complex environment. With our significant operations in Europe, her background and unique experience in emerging markets in the European biotech space will be invaluable as we continue our journey,” said Matthew E. Monaghan, chairman, president and chief executive officer. “Petra will be a great addition to our already strong board, which has considerable healthcare and business experience. Our Board continues to evolve into a more diverse, yet focused team with strong leaders to guide us for the future.”

“I look forward to joining the Invacare Board of Directors and working with Matt Monaghan, Dr. Martin Harris, lead director, and my colleagues on the Board, as we continue through the company’s transformation” said Ms. Danielsohn-Weil.

Ms. Danielsohn-Weil had served in various general management, regional and global business unit executive roles in Europe and the United States for Pfizer from 2000 until her retirement. Prior to that, she served in various commercial and strategic leadership roles in Europe and the US for Warner-Lambert from 1988 until its acquisition by Pfizer in 2000. She serves as a board member of NovaMedica LLP, a pharmaceutical company and a portfolio company of Rusnano JSC Corporation. Ms. Danielsohn-Weil holds an undergraduate degree in Educational Psychology, a Master’s Degree in Chemistry and Biology and a PhD in Biology from the University of Munster in Germany.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.
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